EXHIBIT 2.1


                                                                 August 14, 2002



Mr. Anthony T. Castor, III
Chief Executive Officer
The Morgan Group, Inc.
2746 Old U.S. 20 West
Elkhart, IN 46514-1351

     RE:  Letter  Agreement  for  Bennett  Truck  Transport,   LLC  (or  related
          entities)   to   Purchase   Assets   of   the   Manufactured   Housing
          Transportation Division of Morgan Drive Away, Inc.

Dear Mr. Castor:

     This document constitutes an agreement (the "Agreement") by and among Morgan Drive Away, Inc., an Indiana corporation, and its sole shareholder, The Morgan Group, Inc. (referred to collectively as the "Sellers" and/or "Morgan"), and Bennett Truck Transport, LLC ("Purchaser" and/or "Bennett").

     Sellers desire to sell and Purchaser desires to purchase substantially all of the assets of Morgan's manufactured housing transportation business (the "Business") on the terms and subject to the conditions set forth herein.

                                       1.
                          SALE AND PURCHASE OF ASSETS

     (a) Purchased Assets. For the consideration hereinafter provided, and subject to the terms and provisions of this Agreement, Sellers agree to (and do hereby as of the Closing (as hereinafter defined)) sell, convey, transfer, assign and deliver to Purchaser on the Closing Date (as hereinafter defined) all of their respective rights in and to the following assets used or held for use by such Seller in connection with the Business to the extent such rights therein and thereto as of the Closing Date are transferable (collectively, the "Assets"):

               (1) all fixtures, furniture, apparatus, instruments, equipment, customer lists, customer rate books, accounts, "title certificates," driver qualification files, supplies, offices, terminals and all other business property located at those terminal locations specified on Exhibit "A" hereto and all "agency offices" used in connection therewith; provided, however, that the Assets shall not include any fixtures, furniture, apparatus, instruments, equipment, supplies, offices or other personal property located at Morgan's headquarters in Elkhart, Indiana;

               (2) to the extent assignable, all authorizations, permits, "license plates," truck "legalization" and other licenses necessary to own and operate the Business and its facilities;

               (3) all contractual rights, including, without limitation, all leases and/or independent contractor and/or driver agreements for trucks, "toters" or other vehicles (including, without limitation those agreements that Morgan has negotiated to obtain from Weststar Systems, Inc., through its agreement with Kermit Wolff ("Wolff")), all agency and contractor agreements, terminal agreements, all customer contracts and agreements, all other written agreements, guarantees and warranties, and all applicable supply and service agreements, all of which are specifically set forth in Exhibit "B" (collectively, the "Assigned Agreements"); provided, however, that the Assigned Agreements shall specifically exclude all contracts, leases and agreements with those owner/operators who have transferred to Bennett prior to the execution of this Agreement;

               (4) telephone numbers and telephone book "listings" for all locations except the Elkhart, Indiana headquarters; and all books, records and documents required or incident to the operation of the business, including without limitation, all driver qualification files, personnel files, equipment inspection files, and operations files; provided, however, that Sellers shall retain all of Seller's financial business records;

               (5) that certain Employment Agreement by and between Wolff and Morgan (the "Wolff Agreement");

               (6) the specific vehicles (all of which currently must be under an "active" lease), vehicle titles and/or vehicle financing contracts with owner/operators set forth in Exhibit "C";

               (7) the bond accounts for those drivers and/or owner/operators who transferred to Bennett both before and after the execution of this Agreement (collectively, the "Bond Accounts"), it being understood that the Bond Accounts are an integral part of, and are maintained pursuant to, those driver and/or owner/operator contracts, leases and agreements described in subsection (3) above. From and after the Closing Date, Bennett will assume and will be responsible for the Bond Accounts for those drivers and/or owner/operators who transferred to Bennett both before and after the execution of this Agreement, subject to Section 2(b) hereof. Morgan will prepare and deliver to Bennett within 45 days following the Closing Date a final statement of the balance in each Bond Account, the aggregate of which is referred to herein as the "Aggregate Bond Account Balance". In consideration of Bennett assuming the Bond Accounts, the Purchase Price will be reduced by the Aggregate Bond Account Balance by deducting the Aggregate Bond Account Balance from the payments due Morgan as set forth in Section 2 hereof; and

               (8) the name and trademark "Transamerica" and all rights of Sellers incident thereto.

     (b) Excluded Assets. The parties expressly acknowledge and agree that the Assets shall not include the following: (i) any rights in or to any parcels of real property or any real property leases, subleases or other leasehold interest, except that Purchaser shall have the right, in Purchaser's discretion, to assume Morgan's leasehold interests in those terminal locations so designated on Exhibit "A" or, to the extent any of such leasehold interests may not be assigned, to sublease such properties from Morgan, all at the same rates as charged to Morgan with respect to such properties as of the the Closing Date;
(ii) any cash (except for transfer of owner/operator or driver Bond Accounts which shall be credited against the Purchase Price payable in accordance with
Section 2); (iii) any current accounts receivable of Sellers (all of which are being retained by Sellers); and (iv) any other asset of any kind or nature, whether tangible or intangible, not used or held for use exclusively in the conduct of the Business (collectively, the "Excluded Assets). Except as expressly set forth herein, Purchaser shall not acquire any rights or interest in or to any of the Excluded Assets.

     (c) Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an assignment or agreement to assign or transfer any governmental approval, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the right of Purchaser or Sellers thereunder; and any transfer or assignment to Purchaser by Sellers of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that required the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained prior to or simultaneously with the Closing, Sellers shall continue to use all reasonable efforts to obtain any such approval or consent after the Closing until such time as such consent or approval has been obtained, and Sellers will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of Sellers in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement, including, without limitation, performance by Sellers as agent, if economically feasible; provided that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such consent or approval had been obtained. Nothing in this Section 1(c) shall be deemed a waiver by Purchaser of its right to have received on or before the Closing an effective assignment of all of the Assets nor shall this Section 1(c) be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1(a).

                                       2.
                        PURCHASE PRICE AND PAYMENT TERMS

     The aggregate purchase price for all of the Assets (the "Purchase Price") shall be paid by the Purchaser to Sellers as follows:

     (a) The sum of $400,000 shall be paid by Bennett to Morgan on the Closing Date by wire transfer of immediately available funds into the account set forth on Exhibit "D".

     (b) The sum of $400,000 shall be paid by Bennett to Morgan on the 60th day following the Closing Date by wire transfer of immediately available funds into an account specified by Sellers, with such sum reduced by any bond transfer amounts set forth in the final accounting of Bond Accounts to be provided by Morgan to Bennett within 45 days after the Closing Date and by any rights of set-off of Bennett under the set-off provisions of Section 6(g) hereof.

     (c) The sum of $200,000, payable with respect to the Wolff Agreement, shall be paid by Bennett to Morgan in three (3) installments as follows: (i) $66,667 shall be paid on September 1, 2002; (ii) $66,667 shall be paid on October 1, 2002; and (iii) $66,666 shall be paid on November 1, 2002. Notwithstanding anything herein to the contrary, in the event that Wolff has not consented in writing to the assignment by the Sellers of the Wolff Agreement to Purchaser or entered into a new employment agreement with Purchaser on or prior to the date set forth in this Section 2(c) for the payment of any installment, then one-half (1/2) of such installment shall be paid by Bennett to Morgan on the date set forth herein, so long as Wolff is otherwise serving as an employee or contractor of Bennett on such date, and the balance of such installment shall be placed in escrow. In the event that Wolff has not consented in writing to the assignment by the Sellers of the Wolff Agreement to Purchaser or entered into a new employment agreement with Purchaser on or prior to November 1, 2002, then all amounts placed in escrow pursuant to this Section 2(c) shall be immediately forfeited by Sellers and returned to Purchaser, and in the event that Wolff shall consent in writing to the assignment by the Sellers of the Wolff Agreement to Purchaser or shall enter into a new employment agreement with Purchaser on or prior to November 1, 2002, then all remaining installments set forth in this
Section 2(c) shall be paid on the dates set forth above and all amounts then held in escrow pursuant to this Section 2(c) shall immediately be released and paid to Sellers.

     (d) The sum of $50,000 shall be paid by Bennett to Morgan as consideration for the nine (9) vehicles, vehicle titles and/or vehicle contracts set forth in Exhibit "C", such sum to be reduced by the amount of any liens or any other adjustments relating to securing good title to such scheduled assets and/or any sums paid to fulfill contingencies regarding such assets. The net sum payable by Bennett to Morgan in accordance with the foregoing sentence shall by paid within 30 days after the Closing Date. Morgan shall transfer to Bennett any "escrow" or "repair account" in conjunction with the subject vehicle contracts and the purchase price of the vehicles shall be adjusted accordingly.

                                       3.
                            PURCHASE PRICE ALLOCATION

     The Purchaser reserves the right to reasonably determine the allocation of the Purchase Price among the Assets, and Sellers shall report such allocation on all reports, returns and documents created by Sellers.

                                       4.
                            ASSUMPTION OF LIABILITIES

     (a) Assumed Liabilities. Purchaser shall (and does hereby as of the Closing) assume all liabilities arising out of events occurring after the Closing Date (collectively, the "Assumed Liabilities") only with respect to and under each of the clauses (1) and (2) below and Sellers shall be responsible for such liabilities arising out of events occurring on or prior to the Closing Date only with respect to and under each of the clauses (1) and (2) below:

               (1) Purchaser shall (and does hereby as of the Closing) assume and fulfill all obligations of Sellers under the Assigned Agreements arising out of events occurring after the Closing Date; and

               (2) Purchaser shall (and does hereby as of the Closing) assume and fulfill all obligations of Sellers under the Bond Accounts as contemplated by Section 1(a)(7) hereof

     (b) Excluded Liabilities. Unless expressly provided in this Agreement, Purchaser shall assume no liability of the Sellers or otherwise in regard to any of the Assets which are subject to this Agreement. Specifically, Morgan shall continue to be responsible for all cargo and liability claims arising in connection with its operation of the Business on or prior to the Closing Date.

                                       5.
                             COVENANT NOT TO COMPETE

     Sellers covenant and agree that, for a twenty-four (24) month period commencing on the Closing Date, Sellers shall not, provided that Purchaser has performed its obligations under this Agreement, own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of any person, business or enterprise engaged, directly or indirectly, in the manufactured housing transportation business in the 48 contiguous states of the United States of America; it being understood and acknowledged, however, that Bennett and certain of its affiliates and Morgan and certain of its affiliates currently compete, and will continue to compete, in certain other aspects of the transportation business, including, but not limited to, drive away, tow away, pick up and recreational vehicle freight.

                                       6.
                                    COVENANTS

     It is further agreed as follows:

     (a) Approvals and Consents. Each of the parties hereto agrees to cooperate with the other to obtain the consents, approvals and authorizations of, and to prepare and deliver all filings and registrations with, third parties and governmental authorities, comissions, boards and other regulatory bodies as shall be necessary to consummate the transactions contemplated by this Agreement.

     (b) Assignment of Wolff Agreement. Sellers agree to to use their commerically reasonable best efforts to obtain the consent of Wolff to the assignment by the Sellers of the Wolff Agreement to Purchaser as contemplated hereby and, absent such consent, Sellers agree to use their commercially reasonable best efforts to cause Wolff to enter into a new employment agreement with Purchaser effective as of the Closing Date.

     (c) Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transaction contemplated hereby in accordance with the terms of this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this and the foregoing agreements, the proper officers, directors or other representatives of each party to this Agreement are hereby directed and authorized to use their best efforts to effectuate all such action.

     (d) Instruments of Transfer. Simultaneously with the Closing or as promptly thereafter as practicable, Sellers shall deliver to Purchaser any assignment agreements, bills of sale and such other documentation as Purchaser shall reasonably request and as shall be reasonably necessary to convey to Purchaser title to the Assets.

     (e) Instruments of Assumption. Simultaneously with the Closing or as promptly thereafter as practicable, Purchaser shall deliver to Sellers any assumption agreements and such other documentation as Sellers shall reasonably request and as shall be reasonably necessary in connection with the assumption of the Assumed Liabilities by Purchaser.

     (f) Execution of Settlement Agreements. Simultaneously with the Closing or as promptly thereafter as practicable, the parties shall enter into definitive settlement agreements with respect to the Lawsuits (as hereinafter defined) on mutually acceptable terms, which shall include, without limitation, mutual releases, dismissals with prejudice and no derogation provisions, and that otherwise fully and finally resolve all claims and counterclaims between and among all parties to the Lawsuits. For purposes of this Agreement, the "Lawsuits" shall include, collectively, the following: (i) Morgan Drive Away, Inc. v. Bennett International Group, Inc., Bennett Motor Express, Inc., Bennett Truck Transport, LLC, Ruby Davis and Lanell Davis; United States District Court, Northern District of Georgia, Atlanta Division; Civil Action File No. 1-01-CV-2572-RWS; and (ii) Morgan Drive Away, Inc. v. James McDowell, James Tinkler, and Bennett Motor Express, Inc.; District Court of Hill County, Texas; Civil Action File No. 36231.

     (g) Payment of Certain Payables by Sellers. Sellers shall pay all accounts payable, "line of credit", trade debt, terminal rent, employee wages, agent commissions, payroll taxes, claims, insurance, utilities, fuel tax permits, liens, encumbrances and any other expenses attributable to the operation of the Business and all transfer taxes and fees necessary to close the transactions set forth herein as such payments shall come due prior to or on the Closing Date (collectively, the "Seller Payables"). Specifically, all owner/operators must be paid in full for all work performed under their agreements with Morgan prior to the Closing (or as promptly as practicable thereafter), and Purchaser shall be entitled to a set off from the Purchase Price payable in accordance with Section 2 hereof of any such amount which it shall elect to pay to said drivers and of any amount paid or incurred by Purchaser with respect to Seller Payables other than claims which Morgan disputes in good faith. Morgan shall insure that any insurance purchased through Morgan and charged to the owner/operators for the month of August 2002, shall remain in effect through August 31, 2002, including but not limited to bobtail, physical damage and occupational accident for all owner/operators who transfer to Bennett, provided that the Bond Accounts contain funds sufficient to pay the premiums and/or obligations of the respective owner/operator. Morgan shall notify Bennett of the cancellation of any such insurance. Sellers shall hold Purchaser harmless in regard to any indebtedness for such insurance or claims under such insurance. All expenses which are subject to audit, such as taxes, fuel tax and insurance, shall be paid by Sellers through the Closing Date (regardless of when such adjustments are asserted).

     (h) Indemnification by Sellers. From and after the Closing Date, Sellers shall indemnify Purchaser and hold it harmless from all claims, demands, actions, assessments, losses, liabilities, damages or costs arising from or related to (i) the ownership or operation of the Assets prior to the Closing Date (except for liabilities and obligations of Sellers assumed by Purchaser pursuant to the terms of this Agreement) and (ii) any claim or liability for Bond Accounts or otherwise by an owner/operator and/or driver arising out of operations prior to such owner/operator and/or driver "leasing on" to Bennett and Bennett assuming control of such owner/operator and/or driver's Bond Account; it being understood, that in no event shall Sellers liability under this Section 6(h) exceed the Purchase Price paid to it pursuant to this Agreement.

     (i) Indemnification by Purchaser. From and after the Closing Date, Purchaser shall indemnify Sellers and hold them harmless from all claims, demands, actions, assessments, losses, liabilities, damage or costs arising from or related to any and all obligations and liabilities of Sellers that are assumed by Purchaser pursuant to the terms of this Agreement or the ownership, operation or use of the Assets from and after the Closing Date.

     (j) Solicitation of Employees. From and after the Closing, Purchaser (or any affiliate of Purchaser) may solicit the employment of and may employ any or all existing and/or former employees of Sellers whose employment duties relate or, in the case of former employees, related, primarily to the operation of the Business (whether or not such individuals previously were subject to covenants and/or limitations by Morgan). Sellers shall provide Purchaser with a list of such employees and their employment terms at or prior to the Closing.

                                       7.
                         DATE OF PERFORMANCE AND CLOSING

     This Agreement shall be effective as of the date of execution as set forth in Section 10(j) below (the "Closing Date") and the closing for the consummation of the transactions contemplated by this Agreement shall be deemed for all purposes to have occurred as of 12:01 a.m. on the Closing Date (the "Closing"). The Closing shall take place at the offices of MEADOWS & LEWIS, P.C., 101 Eagle's Pointe Parkway, Stockbridge, Georgia 30253, (770) 957-1199, or such other reasonable place as may be designated by Purchaser. All deliveries, shipments, loads, freight bills, trips and otherwise originating (and continuing until delivered and accepted by the customer) in connection with the Business on or prior to the Closing Date shall be conducted pursuant to a bill of lading of Morgan, and all deliveries, shipments, loads, freight bills, trips and otherwise originating in connection with the Business after the Closing Date shall be conducted pursuant to a bill of lading of Bennett.

                                       8.
                              WARRANTIES OF SELLERS

     Sellers represent and warrant to Purchaser as follows:

     (a)  Organization  and  Standing.  Each Seller is duly  organized,  validly
existing  and  in  good  standing  under  the  laws  of  its   jurisdiction   of
organization.

     (b) Title to Assets. Subject to the receipt of necessary consents of third parties, the respective Seller has good title to the Assets to be sold by it hereunder, and the right to sell, transfer, assign and deliver such Assets to
Purchaser, free and clear of all liens, encumbrances, claims, security interests, pledges, agreements and rights of others (individually, a "Lien" and collectively, "Liens"), other than Liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings.

     (c) Authorization and Binding Effect. Each Seller has all requisite power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly authorized, executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency and other similar laws or equitable principles relating to or affecting the enforcement of rights of creditors generally. The execution, delivery and performance by Sellers of this Agreement will not (i) constitute a violation of, conflict with or constitute a default under any term or provision of the articles or certificate of incorporation or bylaws of Sellers, (ii) constitute a violation of any statute, ordinance, judgment, order, decree, regulation or rule of any court, governmental authority or arbitrator or any license, permit or franchise applicable or relating to the Assets or (iii) result in the creation of any Lien upon any of the Assets pursuant to the provisions of any of the foregoing.

     (d) Condition of Assets. The tangible assets comprising the Assets are merchantable and have been maintained in accordance with normal industry practice and are in good operating condition (subject to normal wear and tear).

                                       9.
                             WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Sellers as follows:

     (a) Due Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

     (b) Authorizations and Binding Effect. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by the members, managers or other governing body of Purchaser, as the case may be, and this Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency and other similar laws or of equitable principles relating to or affecting the enforcement of rights of creditors generally. All other proceedings required by the limited liability company operating agreement of Purchaser or otherwise for the execution and delivery of this Agreement and the agreements contemplated hereby, and for the consummation of the transactions contemplated hereby and thereby, have been duly taken.

     (c) No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes or will constitute a violation of, is or will be in conflict with, or constitutes or will constitute a default under, any term or provision of the organizational docuements of Purchaser.

     (d) Reliance Upon Personal Knowledge. Purchaser acknowledges that, except as otherwise expressly provided in this Agreement, it is acquiring the Assets on an "as is, where is" basis.

                                       10.
                            MISCELLANEOUS PROVISIONS


     (a) Assignability. Purchaser has the absolute right to assign this Agreement in whole or in part (or any sale/purchase contract entered into as any part of the subject transaction) to any related corporation, entity or individual; provided, however, that in any such event, Purchaser shall remain fully liable hereunder.

     (b) Confidentiality. The parties have previously entered into a Confidentiality Agreement in anticipation of the negotiation of this Agreement. Upon the signing of this document, the parties shall make a joint announcement of the transaction. Thereafter, Purchaser shall be free to make such disclosures as are required in the continuation of its operations. Notwithstanding all of the foregoing, the parties acknowledge that each party has negotiated in good faith and proceeded in accordance with reasonable business procedures in regard to this transaction, in light of significant restraints. During the course of negotiations, various agents, owner/operators, former employees and customers of Morgan have sought contracts, employment, or other agreements with Bennett, independent of any information which has come to Bennett throughout these negotiations. Bennett has responded to such contracts in accordance with its own best interest. Bennett has disclosed these matters to Morgan, and Morgan agrees that such action shall not be the basis of any additional claim by Morgan against Bennett.

     (c) Entire Agreement. This Agreement and its exhibits constitute the sole and entire agreement between the parties, and no modification of this Agreement shall be binding unless attached hereto and signed by all parties to this Agreement. Unless expressly modified, the terms of this Agreement shall survive the Closing. No representations, promises, or inducements not included in this Agreement shall be binding upon any party hereto.

     (d) Controlling Law. This Agreement and the obligations hereunder (including, but not limited to, the covenant not to compete discussed in Section
6) shall be construed and interpreted in accordance with the laws of the State of Georgia without regard for principles of conflicts of laws.

     (e) Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered by hand, (ii) mailed by registered or certified mail (return receipt requested) or (iii) telecommunicated and immediately confirmed both orally and in writing, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or so telecommunicated or on the third business day following the date on which so mailed, if deposited in a regularly-maintained receptacle for United States mail:

         If to Sellers:

                   The Morgan Group, Inc.
                   2746 Old U.S. 20 West
                   Elkhart, IN 46514-1351
                   Attn:  Mr. Anthony T. Castor, III, CEO
                   Telecopier:  (800) 285-0828
                   Telephone:  (800) 289-7565

         With a copy to:

                  Rogers & Hardin LLP
                  2700 International Tower
                  229 Peachtree Street, N.E.
                  Atlanta, GA 30303
                  Attn:  Jeffrey W. Willis, Esq.
                  Telecopier:  (404) 525-2224
                  Telephone:  (404) 522-4700

         If to Purchaser:

                  Bennett Truck Transport, LLC
                  1001 Industrial Parkway
                  McDonough, GA 30253
                  Attn:  Danny Lowry, President
                  Telecopier:  (800) 866-4420
                  Telephone:  (770) 957-1866

         With a copy to:

                  Meadows & Lewis, P.C.
                  101 Eagle's Pointe Parkway
                  Stockbridge, GA 30253
                  Attn:  Rod G. Meadows, Esq.
                  Telecopier:  (770) 954-1199
                  Telephone:  (770) 957-1199

     (g) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     (h) Third Party Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any employee of either Seller, third party or other person, and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

     (i) Time of Essence. Wherever time is specified for the doing or performance of any act or the payment of any funds, time shall be considered of the essence.

     (j) Effectiveness. This Agreement shall become effective as to both parties when signed by their respective duly authorized representatives. When it has been fully executed, this Agreement shall be binding upon each party and their respective successors and assigns (subject to the conditions and contingencies stated herein).

     (k) Expenses. Each of the parties hereto will bear their own costs and expenses incurred in connection with this Agreement and the transaction contemplated hereby.

     (l) Bulk Sales. The parties acknowledge that the transaction contemplated herein may not require notice pursuant to the bulk sales laws applicable within the States of Georgia and/or Indiana. However, should Purchaser elect to do so, Sellers agree to join Purchaser in giving notice to all vendors, suppliers, and customers of the Business regarding the transfer of assets.

                                        BENNETT TRUCK TRANSPORT, LLC

                                       By:  /s/ Marcia G. Taylor
                                            ------------------------------------
                                            Marcia G. Taylor
                                       Its: Chief Executive Officer

APPROVED AND ACCEPTED BY:

THE MORGAN GROUP, INC.


By:  /s/ Anthony T. Castor, III
     ----------------------------------
     Anthony T. Castor, III
Its: Chief Executive Officer

MORGAN DRIVE AWAY, INC.

By: /s/
    -----------------------------------
Its: __________________________________


Date:  August 14, 2002

                                    Exhibits

Exhibit A  Terminal Locations

Exhibit B  Agreements

Exhibit C  Vehicles

Exhibit D  Wire Instructions

(Exhibits will be provided supplementally to the Commission upon request.)